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
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                                                           Exhibit 12.1


                                                        Kohl's Corporation
                                                Ratio of Earnings to Fixed Charges
                                                              ($000s)

                                                     39 Weeks Ended
                                                     --------------
                                                   Oct 28,       Oct 30,                       Fiscal Year (1)
                                                                           ------------------------------------------------------
                                                    2000          1999          1998          1997          1996          1995
                                                    ----          ----          ----          ----          ----          ----
Earnings
--------
      Income before income taxes and
         extraordinary items                      $315,396      $224,415      $316,749      $235,063      $171,368      $122,729

      Fixed charges (3)                             75,041        59,672        63,135        57,446        42,806        30,649
      Less interest capitalized
         during period                              (2,424)       (2,651)       (1,878)       (2,043)       (2,829)       (1,287)
                                                ----------      --------      --------      --------      --------      --------

                                                  $388,013      $281,436      $378,006      $290,466      $211,345      $152,091
                                                ==========      ========      ========      ========     =========      ========

Fixed Charges
-------------
      Interest (expensed or capitalized) (3)      $ 32,219      $ 24,044      $ 24,550      $ 26,304      $ 20,574      $ 14,774

      Portion of rent expense representative
         of interest                                42,485        35,447        38,385        30,798        22,031        15,798

      Amortization of deferred financing
         fees                                          337           181           200           344           201            77
                                                ----------      --------      --------      --------      --------      --------
                                                  $ 75,041      $ 59,672      $ 63,135      $ 57,446      $ 42,806      $ 30,649
                                                ==========      ========      ========      ========     =========      ========

Ratio of earnings to fixed charges                    5.17          4.72          5.99          5.06          4.94          4.96 (2)
                                                ==========      ========      ========      ========     =========      ========

(1) Fiscal 1998, 1997 and 1996 are 52 week years and fiscal 1995 is a 53 week year.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.
(3) Interest expense for fiscal 1997, 1996, and 1995 has been restated to properly reflect interest expense included on the Condensed Consolidated Statements of Income.